Exhibit 99.1

First National Lincoln Corporation Declares Dividend

DAMARISCOTTA, Maine--(BUSINESS WIRE) -- September 16, 2005 -- The Board of Directors of First National Lincoln Corporation (NASDAQ NM: FNLC), yesterday declared a quarterly dividend of 13.5 cents per share. This third-quarter dividend, which is payable October 28, 2005, to shareholders of record as of October 7, 2005, represents an increase of 17.4% or 2.0 cents per share over the third-quarter dividend declared in 2004 of 11.5 cents per share.

"With this increase of 0.5 cents per share over this year's second-quarter dividend of 13.0 cents per share, the Company has now raised its dividend for 40 consecutive quarters," noted Daniel R. Daigneault, FNLC's President & Chief Executive Officer. "This translates into an annual dividend of 54.0 cents per share, and based on yesterday's closing price of $19.43 per share, our dividend yield is 2.78%.

"The recent rise in our stock price shows, in my opinion, the value that investors place on strong performance results and a healthy dividend payout," President Daigneault went on. "This is evidenced by the combination of excellent operating results posted in the second quarter of 2005 and the continued trend of increasing our dividend each quarter. For these reasons, I continue to view First National Lincoln Corporation as an extremely attractive investment alternative."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. and First Advisors. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. First Advisors provides investment advisory and trust services from four offices in Damariscotta, Bar Harbor, Boothbay Harbor and Brunswick, Maine.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.